                                                                   EXHIBIT 10(u)

September 10, 2003

Mr. John Jacunski
9378 Ridgeview Drive
Macedonia, OH 44056

Dear John:

I am pleased to extend this formal employment offer to join Glatfelter as Vice President & Corporate Controller reporting directly to John van Roden, Senior Vice President & CFO of the company. We believe you will bring outstanding leadership to our organization as we continue our pursuit of the company's Vision.

We are interested in starting your first day of employment on October 6, 2003. Your starting base salary is $ 16,667 per month; this is an annualized amount of $ 200,004 per year. We receive our pay on the last day of each month. You will receive a pro rated paycheck dependent upon your start date. As an executive of the company, your salary will be reviewed on an annual basis by our Compensation Committee and modified based upon performance. In addition to the starting base salary, you will receive a $15,000 employment bonus payable December 31, 2003.

Your management bonus has an established target incentive of $70,000 with maximum pay out of $140,000. Incentive is based on achievement of key financial objectives established by the Board. During the orientation process, we will cover the specific plan details. Given your start date, eligibility for this plan begins 1/1/04. In lieu of a 2003 management bonus, you will receive a guaranteed payment of $15,000 (less applicable taxes) in February 2004.

As our Vice President & Corporate Controller you will participate in our long-term incentive plan which has several variables. Our Compensation Committee annually reviews and approves senior executive long-term incentive awards in December. Your assignment has a long-term incentive value of $63,000. This is divided into restricted stock, options, and performance cash. The performance cash pool is linked to total shareholder performance against peer companies. Attached is a document outlining the basic mechanics to the program.

Glatfelter provides a nice selection of benefits. Attached is a summary document but I will highlight a few items:

-        Your personal vacation eligibility is established at four weeks.

-        Eleven holidays which includes one floating holiday.

- A comprehensive medical and dental plan. Specific details are covered in the summary document.

- A 401k plan - eligibility begins after 60 days of employment. Our plan does contain a matching contribution of up to a total match of 1.5% into our stock. Details are covered in a separate brochure.

- Pension benefits. As a senior executive, we will provide a combined qualified and nonqualified pension benefit. You will be eligible for our Supplemental Management Retirement Plan.

- There are a variety of additional benefits outlined in the attached document.

Questions on the benefits information should be directed to Pat Kessler, Manager
- Compensation & Benefits at 717-225-2701.

Attached is a document outlining relocation support to the York area. Our program is designed to assist with this process. It includes assistance with relocation visits, closing costs associated with your home and purchase of a new home along with moving expenses. Included in our relocation program is one month of salary to address expenses associated with your relocation.

There is a formality to verify your education credentials; it is my understanding this process has been completed with Heidrick. Additionally, we require the successful completion of a pre employment drug screening process. You may use your personal physician for this process. Arrangements for this process can be made through Mikki Wheeler in the Human Resources department.

You will be required to sign a confidentiality agreement. A copy is attached for your review. It is a standard agreement but I do encourage you to read it carefully and direct questions to my attention.

A laptop and cell phone will be provided for your convenience. Given your assignment, we do anticipate that your work schedule will require moderate travel. Our dress code is business casual.

We would like your decision on this offer by close of business September 19. You may indicate acceptance of this offer by your signature and date below. Our facsimile line is 717-812-0251. We will begin the scheduling of the orientation process immediately upon acceptance.

The entire team is excited to have you join the organization. I believe you will find your assignment challenging, have the opportunity to learn new skills, and help our company reach its goals.

Congratulations on your new assignment. You may reach my office at 717-225-2747 or home number (717-757-2035) to address any questions regarding this offer.

Sincerely,

William T. Yanavitch
Vice President Human Resources
Glatfelter

Cc: Mr. John van Roden
    Ms. Pat Kessler
    Mrs. Mikki Wheeler

                                                      Accepted:_________________
                                                               Mr. John Jacunski

                                                      Date:_____________________